FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2003

Evolving Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24081	84-1010843
(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Mt. Pyramid Court, Englewood, Colorado 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure.

On March 6, 2003, Evolving Systems, Inc. (the “Company”) published a press release containing certain financial information about the Company as follows:

EVOLVING SYSTEMS REPORTS 2002 4TH QUARTER AND YEAR-END RESULTS
Successful Recovery Plan Leads To Second Half Turnaround

ENGLEWOOD, Colorado - Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations, enhanced services and systems integration to the largest communications companies in the U.S., today reported results for its fourth quarter and year ended December 31, 2002.

Fourth Quarter Results
Evolving Systems reported net income of $1.6 million, or $0.12 per diluted share, in the quarter ended December 31, 2002, compared with a net loss of $8.7 million, or $0.66 per share, in the same quarter a year ago.   It was the second consecutive profitable quarter for Evolving Systems and the second consecutive quarter in which the Company increased cash.  The cash balance at December 31, 2002 was $8.6 million.

Revenue in the fourth quarter increased 69% to $7.3 million versus $4.3 million in the comparable quarter last year.  On a sequential basis, revenue increased 10% over revenue of $6.6 million in the third quarter of 2002 due to an increase in customer support and other services revenue.  It was the Company’s fifth consecutive quarter of increased revenue.

Total costs of revenue and operating expenses were $5.7 million in the fourth quarter of 2002 compared with $13.0 million in the same quarter in 2001, a 56% reduction in expenses.  Compared with the third quarter of 2002, total costs of revenue and operating expenses decreased 12% from $6.4 million as the Company completed the final phase of its restructuring plan.

Year End Results
Fueled by its strong second-half in which cost reductions combined with higher revenue resulted in a transition to profitability, Evolving Systems was able to reduce its full year net loss by 35% to $12.4 million, or $0.93 per share, compared with $19.1 million, or $1.46 per share, in 2001.

Revenue for the year ended December 31, 2002 was $23.0 million compared with revenue of $34.1 million in 2001.

The Company received approximately $20 million in new sales orders during 2002, $12 million of which occurred in the second half, including $9 million in the fourth quarter.  Year-end backlog was approximately $19 million.

The Company reduced costs of revenue and operating expenses to $35.4 million for the year ended 2002, a $16.5 million reduction from 2001.  Included in total costs of revenue and operating expenses in 2002 were restructuring and other expenses of $5.1 million relating to staff reductions, the restructuring of the Company’s headquarters lease, the closure of satellite offices and the impairment of assets.  The staff reductions were completed during the fourth quarter of 2002.

Recovery Plan Successfully Completed
In response to telecom industry conditions, Evolving Systems initiated an aggressive restructuring program.  The management team assessed the Company’s strengths and its customers’ needs, resulting in a refocused solutions strategy which contains a more balanced mix of products and services.  At the same time, the Company increased the percentage of its software development done in India.  These changes allowed the Company to dramatically reduce its costs and strongly position it for future profitability.  The Company initiated its recovery plan in the second quarter of 2002 and successfully completed it in the fourth quarter.  While the actual reduction in ongoing operating expenses for the full year was $16.5 million, the Company achieved a fourth quarter expense run rate reduction of approximately $29.0 million on an annualized basis compared with 2001.  The Company’s workforce declined by nearly two-thirds, to 93 from 267.

CEO Comments

“We are extremely pleased to have achieved profitable growth in the fourth quarter and second half of 2002,” said George Hallenbeck, chairman and CEO of Evolving Systems.  “With our return to profitability and the strong trend in new sales orders in the second half, we believe we are well positioned to pursue our objective of building shareholder value through sustainable profitability.

“I am proud of our accomplishments,” Hallenbeck added.  “During the past year we took decisive actions to bring our cost structure more into line with the economic realities of the current telecommunications environment.  The result is a leaner, more responsive organization with a renewed emphasis on providing our customers with solutions that precisely meet their needs at the lowest possible cost.  With our unique combination of deep domain knowledge, proven product assets, and low cost offshore development capability, we are ideally positioned to provide our tier one telecom customers with a growing variety of timely, low-cost, high-quality solutions.”

Outlook
Based on strong fourth quarter sales orders and an improved overall outlook, Evolving Systems reaffirms expectations for profitability in 2003.  The Company expects an ongoing operating expense base of $22.0 to $23.0 million for the year.  The Company believes its 2003 business plan is fully funded, with no additional capital required, and expects to be cash flow positive for the year.  The Company also expects to achieve a strong, profitable first quarter.  The first quarter will include significant one time revenue from a large contract.  As a result, the Company’s current forecast indicates that the first quarter may be the highest revenue quarter of the year.  Additional guidance for the year will be provided in the announcement of first quarter results.

Conference Call
Evolving Systems will conduct its year-end conference call today (March 6, 2003) at 2:15 p.m. Mountain Time.
•              Call 1-800-240-2430 for domestic toll free
•              Call 303-205-0066 for Denver and international
•              Conference I.D. number is 527090
•              Telephone replay through March 20, 2003, call 800-405-2236, passcode 527090#.
•              Webcast, go to www.evolving.com.  Replay available through March 20, 2003.

About Evolving Systems
Evolving Systems, Inc. (NASDAQ-EVOL) provides innovative software solutions for operations, enhanced services and systems integration to many of the largest wireline and wireless communications companies in the U.S.  Founded in 1985, the Company is a provider of local number portability solutions and offers software products that enable carriers to comply with the FCC’s number conservation mandates intended to extend the life of the North American Numbering Plan.  The Company’s enhanced services presence and availability management product is poised to help revolutionize personal communications.  Evolving Systems’ unique competence as an integration and solutions provider for both operations support system (OSS) and enhanced services software, positions the Company to accelerate the automation and availability of tomorrow’s enhanced services for today’s tier one carriers and application service providers.  For additional information visit www.evolving.com.

CAUTIONARY STATEMENT: This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, the Company’s statements about growth and future profitability, and revenue and expense projections for 2003 are forward looking statements.  Readers should not place undue reliance on these forward-looking statements.  Actual results could differ materially because of the timing of delivery under the Company’s contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; and the impact of competition.

All information in this release is as of March 6, 2003.  Evolving Systems will not necessarily update forward-looking statements to reflect subsequent developments.

For further information regarding risks and uncertainties regarding Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on April 2, 2002, as well as subsequently filed 8-K and 10-Q reports.

CONTACTS:
Investor Relations
Jay Pfeiffer
Pfeiffer High Public Relations, Inc.
303-393-7044
jay@pfeifferhigh.com

Public Relations
Johanna Levine
Ogilvy Public Relations Worldwide
303-634-2609
johanna.erickson@ogilvypr.com

Statements of Operations

(In thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2002	2001	2002	2001
	(Unaudited)
Revenue:
License fees and related services	$3,511	$(170)	$10,388	$10,970
Customer support and other services	3,807	4,489	12,575	23,085
Total revenue	7,318	4,319	22,963	34,055
Costs of revenue & operating expenses:
Costs of license fees and related services, excluding depreciation and amortization	731	1,794	3,926	6,998
Costs of customer support and other services, excluding depreciation and amortization	2,616	5,750	13,093	22,411
Sales and marketing	858	1,677	4,907	8,206
General and administrative	861	2,316	5,420	8,738
Product development	131	859	1,209	3,076
Depreciation and amortization	367	562	1,771	2,483
Restructuring and other expenses	88	—	5,079	—
Total costs of revenue and operating expenses	5,652	12,958	35,405	51,912
Income (loss) from operations	1,666	(8,639)	(12,442)	(17,857)
Other income (expense), net	(35)	(79)	35	256
Income (loss) before income taxes	1,631	(8,718)	(12,407)	(17,601)
Provision for income taxes	—	—	—	1,547
Net income (loss)	$1,631	$(8,718)	$(12,407)	$(19,148)
Basic earnings (loss) per common share	$0.12	$(0.66)	$(0.93)	$(1.46)
Diluted earnings (loss) per common share	$0.12	$(0.66)	$(0.93)	$(1.46)
Weighted average basic shares outstanding	13,298	13,188	13,295	13,075
Weighted average diluted shares outstanding	13,590	13,188	13,295	13,075

Balance Sheets

(In thousands except share data)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$8,601	$11,796
Contract receivables, net of allowance of $290 and $348 at December 31, 2002 and 2001, respectively	12,727	9,144
Unbilled work-in-progress	129	5,308
Prepaid and other current assets	804	1,260
Total current assets	22,261	27,508
Property and equipment, net	2,004	4,783
Restricted cash	500	—
Total assets	$24,765	$32,291
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$34	$29
Accounts payable and accrued liabilities	4,176	4,146
Unearned revenue	14,523	9,710
Total current liabilities	18,733	13,885
Long-term obligations	141	115
Total liabilities	18,874	14,000
Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; 13,305,052 and 13,292,339 shares issued and outstanding as of December 31, 2002 and 2001, respectively	13	13
Additional paid-in capital	53,634	53,627
Accumulated deficit	(47,756)	(35,349)
Total stockholders’ equity	5,891	18,291
Total liabilities and stockholders’ equity	$24,765	$32,291

Evolving Systems, Inc.

Limitation of Incorporation by Reference

In accordance with the general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purpose of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evolving Systems, Inc.

Dated: March 10, 2003	By:	/s/ George A. Hallenbeck
George A. Hallenbeck
Chief Executive Officer